Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Company’s Registration Statements on Forms S-8 (Registration Numbers 333-11669, 333-42403 and 333-130077) and on Forms S-3 (Registration Numbers 333-08391 and 333-08216), of our report dated March 14, 2012, on our audit of the financial statements and financial statement schedule of CPI Aerostructures, Inc. as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 and the effectiveness of internal control over financial reporting of CPI Aerostructures, Inc. appearing in the 2011 Annual Report on Form 10-K of CPI Aerostructures, Inc.

/s/ J.H. Cohn LLP ----------------- Jericho, New York March 14, 2012